                                                                   EXHIBIT 16.2


September 24, 1997


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

We have read the statements made by PICO Holdings, Inc. ("the Registrant") which we understand have been filed with the Securities and Exchange Commission, as part of the Registrant's Form 8-K/A report signed September 24, 1997.

We are in agreement with the information disclosed in the first paragraph and the information disclosed in the first, second, and third sentences of the second paragraph. We have no basis to agree or disagree with the information disclosed in the fourth sentence of the second paragraph.

Very truly yours,


By: /s/ Deloitte & Touche LLP
    -------------------------
    Deloitte & Touche LLP